SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into between Peter K. Miller (“you”) and OptiNose US, Inc. (“Optinose” or the “Company”) to confirm the terms of your separation from employment and to settle, release and discharge, with prejudice, any and all claims you have or may have against the Released Parties (defined in Paragraph 3(a) below), including but not limited to those arising or which may be arising out of your employment with and/or your separation of employment from the Company. In consideration of the mutual commitments set forth in this Agreement, and intending to be legally and forever bound, you and the Company therefore understand and agree as follows:
1.Separation of Employment; Company Granted Equity; No Further Representations.
(a)    You and the Company have mutually agreed to terminate your employment with the Company, effective as of January 31, 2023 (the “Termination Date”) and that, except as expressly provided within this Agreement, all of the Company’s duties and obligations to you, whether pursuant to your Amended and Restated Employment Agreement, dated March 2, 2022, with the Company (“Amended and Restated Employment Agreement”) or any other written agreement, plan, policy, practice or otherwise, were completely extinguished as of your Termination Date.
(b)    You also understand and agree that all of your duties and obligations to the Company were extinguished as of your Termination Date, with the exception of those obligations stated herein, otherwise required by law and/or set forth in Section 8 (Covenants) of your Amended and Restated Employment Agreement (the “Restrictive Covenants) you previously entered with the Company, a true copy of which is attached hereto as “Exhibit A” and amended as set forth in Paragraph 11(e) hereof. All powers of attorney held by you arising out of or relating to your employment or as member of the board of directors (or a committee thereof) of the Company or any of its affiliates shall be deemed to have been revoked as of your Termination Date.
(c)     You also understand that any Non-Qualified Stock Options and Restricted Stock Units granted to you will continue to vest in accordance with the terms of the applicable Non-Qualified Stock Option and Restricted Stock Unit Agreements only during the term that you continue to provide services to the Company pursuant to the Consulting Agreement (as defined below). Upon termination of the Consulting Agreement for any reason, any unvested Non-Qualified Stock Options and Restricted Stock Units shall cease vesting and shall be forfeited as of the termination date of the Consulting Agreement. Any vested Non-Qualified Stock Options that you may have as of the termination date of the Consulting Agreement must be exercised within the period specified in the Non-Qualified Stock Option Agreement applicable to such grant or such longer period as may be provided in the Consulting Agreement, or will otherwise be forfeited. You also understand that, following your Termination Date and except as provided for within this Agreement, you have no further right to any salary or employee benefits provided by the Company and/or any of the other Released Parties including, without limitation, under any health benefit and/or any other employee benefit plans and warrant that you will not represent yourself as being or attempt in any way to transact business as an employee, agent or other representative of the Company. You agree that the payment and other benefits provided to you under this Agreement do not extend your service beyond your Termination Date or increase any amounts due to you under any benefit plans of the Company and/or any other Released Parties. You also agree that, as of the date you sign this Agreement, all of your social media accounts have been updated to accurately state your employment period with the Company and not reflect any continuing employment relationship with the Company thereafter.

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2.Acknowledgment of Receipt of All Previous Pay and Benefits; No Work-Related Injuries; No Violations of Law; Expense Reimbursements; and No Other Amounts Due.
(a)You agree, as of the date you sign this Agreement, that you have been paid in full, less all applicable federal, state and local employment and income taxes and other required or elected withholdings, for all wages you earned prior to your Termination Date and for all other remuneration of any kind accrued, owed or otherwise due to you under any Company policy, plan, practice, program, arrangement and/or agreement, including but not limited to overtime pay, bonuses, commissions, incentive compensation, severance pay, sick pay and paid time off, with the exception of any pay or benefits to be provided as set forth in Paragraph 2(c) and Section 6(a) of this Agreement and with the exception of payment of accrued, unused vacation remaining in your vacation bank as of your Termination Date to be tendered no later the first administratively practicable pay date following your Termination Date, except where prohibited by state or local law, less all applicable income and employment taxes and withholdings.
(b)You warrant that, to the extent required to do so in accordance with Company policies and practices, you have accurately reported to the Company all of your hours worked, have sustained no work-related injuries and, to the best of your knowledge, have contracted no known occupational diseases, except to the extent you have previously filed any claims alleging any work-related injury or illness, if any. You additionally affirm that you are not aware of and have not witnessed any discrimination, harassment or retaliation of any nature towards yourself or any other individual during your employment with the Company, that you have not witnessed any unlawful or fraudulent conduct by anyone at the Company, and that you yourself have not engaged in any such wrongful, unlawful or fraudulent conduct. You also agree that you have previously been provided all family, medical and disability leave and/or sick leave or other benefits to which you were ever entitled under federal, state or local family, medical and disability accommodations or other laws, including any right to reinstatement upon the conclusion of any period of leave, if any.
(c)You understand and agree that you will receive payment for all reimbursable out-of-pocket business expenses you incur under Company policies or practices up until your Termination Date, provided that you submit all business expenses via Concur by your Termination Date. Reimbursement for all eligible expenses shall be made in a timely manner following your submission of the same, including all relevant receipt documentation, in accordance with regular Company timelines for expense processing and all applicable laws.
(d)You understand and agree that, except as provided for in this Agreement, the Company and all of the other Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to you or any other person on your behalf regarding any claim, right or status you may have arising on or before the Effective Date of this Agreement (as defined in Paragraph 17(e), below).
3.Release of Claims and Covenant Not to Sue.
    (a)    In exchange for the Company providing you with the payment and other benefits described in this Agreement, you, on your own behalf and on behalf of your spouse, civil union or

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domestic partner, dependents, heirs, executors, personal representatives, administrators, agents and assigns (the “Releasors”), unconditionally and forever waive, release, give up and discharge all waivable claims, real or perceived, whether accrued or unaccrued, liquidated or contingent, and now known or unknown, whether asserted or unasserted against the Company, its parent, affiliated and related companies (including but not limited to Optinose, Inc.), all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever (whether individually or in an official capacity on behalf of the Company), and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), based on, related to, or arising from any event that has occurred before the date you sign this Agreement and based upon, related to or arising out of or in any way concerning your employment with the Company, the terms, conditions or privileges of your employment with the Company, your separation from employment with the Company, and any and all violations and/or alleged violations of federal, state or local human rights laws, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, those arising or which may be arising under, as applicable, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Coronavirus Aid, Relief and Economic Security Act (“CARES”), the Families First Coronavirus Relief Act (“FFCRA”), the American Rescue Plan Act, the Fair Labor Standards Act (“FLSA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (“FCRA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), any personal gain with respect to any claim arising under the federal False Claims Act, the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Workers’ Compensation Act, the Pennsylvania Whistleblower’s Law and all other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, as they may be amended. You also unconditionally and forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, whether asserted or unasserted, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, entitlement to leave or benefits and all other claims or torts, including any whistleblower claims, arising under any federal,

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state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions.
(b)    In further exchange for the Company providing you with the payment and other benefits described in this Agreement, you, on your own behalf and on behalf of all Releasors, waive and give up any right to become, and promise not to agree to become, a member or representative of any class, collective action, or group of plaintiffs or other individuals in a lawsuit in which any claim is made against any Released Parties that is related in any way to your employment with the Company, the benefits or attributes of that employment, or the termination of that employment. You affirm that, to your knowledge, you have not become a member of any such putative or certified class, collective action, multi-party action, or group claim, and agree that if you learn that you have been made a member or representative of any such class, collective action, multi-party action, or group claim, whether putative or certified, you will take all appropriate steps to immediately leave or opt out of the class, collective action, multi-party action, or group.
(c)    You understand that the laws and actions described above give you important remedies that relate to claims that you have or may have arising out of or in connection with your employment with, or separation from employment from, the Company and agree that you are freely and voluntarily giving up those remedies and claims. By signing this Agreement, you agree that you are irrevocably and unconditionally waiving the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. You also agree that you are fully releasing all claims for equitable, punitive or other relief, attorney’s fees, and other fees and costs incurred up to the date you sign this Agreement for any reason.
    (d)    You represent and warrant that: (i) you are the lawful owner of all claims released through this Agreement; (ii) you have the beneficial interest in the payment and other benefits that you will receive under this Agreement; (iii) you have not assigned, and will not assign, any interest in any claim released through this Agreement; (iv) you have not filed, and are not and have not been subject to a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) you are not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments and benefits to be tendered or provided under this Agreement. You agree that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. You also agree that you will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payment and benefits provided to you under this Agreement, you immediately will return to the Company an amount equivalent to the full after-tax value of all payments provided to you under this Agreement (as defined in Section 6 below), less One Hundred and 00/100 Dollars ($100.00).
(e)    You warrant that you do not have any complaint pending before any federal, state or local court or arbitration panel concerning any Released Party. You further agree not to file a lawsuit against any of the Released Parties in any federal, state or local court, or with any arbitration panel, concerning any claim, demand, issue or cause of action released through this

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Agreement, except to the extent specifically excluded below in Section 4 and its subparagraphs below. Should you file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement and not specifically excluded as described in Section 4 and its subparagraphs below, you agree that you will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, you agree that nothing in this Agreement shall limit the right of any court or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid to you should the release of any claims under this Agreement subsequently be found to be invalid.
4.Exclusions from Release of Claims and Covenant Not to Sue.
(a)You understand and agree that nothing in this Agreement limits your right to bring an action to enforce the terms of this Agreement.
(b)You understand and agree that the Release contained in Section 3 and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights you may have in any existing Company 401(k) plan, if any, nor will it preclude you from purchasing continuation health benefits coverage for yourself and/or your dependents under the Company’s continuation health benefits policies to the extent you and your dependents are otherwise eligible and for the period provided by law under COBRA . The foregoing Release also does not release any pending workers’ compensation claim or right to any workers’ compensation benefits with respect to any occupational illness or injury arising from or sustained due to your employment with the Company.
(c)You understand and agree that nothing in this Agreement is intended to or shall prevent, impede or interfere with your non-waivable right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), any other federal agency, labor board or commission, any state or local fair employment practices agency, or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). You also understand that nothing in this Agreement in any way limits your ability to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in any investigation of any Government Agencies, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning the Company’s past or future conduct, or engage in any activities now or in the future that are protected under the whistleblower statutes administered by OSH or any other Government Agencies without notice to the Company. However, you agree you are completely waiving your right to recover money, share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding by any Government Agency, except that this Agreement does not limit your right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC).
(d)You understand and agree that nothing in this Agreement prohibits you from filing a claim to collect any unemployment compensation benefits available to you under applicable state

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Unemployment Insurance Compensation law or from collecting any award of benefits granted to you in accordance with that law.
(e)You understand and agree that this Agreement does not limit any statutory rights you may have to bring an action to challenge the terms of this Agreement or contest the validity of the Release contained in this Agreement under the ADEA or the OWBPA.
5.Non-Admission of Liability.
You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe you any money or have acted wrongfully, unlawfully, or unfairly in any way towards you. In fact, you understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to you at any time and maintain that they have at all times treated you in a fair, lawful, non-discriminatory and non-retaliatory manner.
6.Consideration to be Provided to You in Exchange for Your Release.
(a)In exchange for and in consideration of your promises set forth in this Agreement, and contingent upon the Company’s receipt from you of a signed, effective, unrevoked original of this Agreement which is a condition precedent to any payment or other obligation on the part of the Company under this Agreement, the Company agrees to provide the following payment and other benefits to you on behalf of all Released Parties:
    (i)    A payment in the total gross amount of One Million, Fifty Thousand, Three Hundred Seventy-Eight and 12/100 Dollars ($1,050,378.120), equivalent to twelve (12) months of your base pay and target bonus in effect as of your Termination Date, less all applicable federal, state and local employment and income taxes and other required or elected withholdings, (the “Separation Payment” for the “Severance Pay Period”). The Separation Payment shall be tendered in twenty-four (24) substantially equivalent installments, with the first payment made on the Company’s first practical pay date following the Effective Date of this Agreement and remaining installments tendered thereafter on consecutive, semi-monthly pay dates in accordance with the Company’s regularly-scheduled payroll calendar until paid in full.
    (ii)    Continuation of coverage under the Company’s group health insurance plan through COBRA at active employee rates beginning on the first day of the month following your Termination Date and continuing for a period of twelve (12) months at the same level of coverage you elected during your employment and on the same terms and conditions generally afforded to the Company’s active employees, provided you and your eligible dependents enroll with Company’s COBRA administrator within sixty (60) days after your Termination Date (the “COBRA Subsidy” during the “COBRA Subsidy Period”).  You understand that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend eligibility for COBRA continuation health benefits for you or your dependents, understand that you and your eligible dependents may continue COBRA coverage for the remainder of the COBRA continuation period permitted by law following the COBRA Subsidy Period subject to your payment for the full costs of such benefits, and agree to

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hold the Released Parties harmless from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above (except for any claims as to any non-payment of the benefits, as provided herein).  You also understand that if you or your eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce your coverage level(s) under COBRA, you will not be entitled to receive any payment for the value of such COBRA Subsidy or any difference in premiums based upon your COBRA election(s).
    (iii)    Concurrent with the termination of your employment, you and the Company are entering into a Consulting Agreement in the form attached hereto as Exhibit B (the “Consulting Agreement”).
(b)You agree that the Separation Payment, the COBRA Subsidy and the Consulting Agreement, singularly and together, constitute good and valuable consideration in exchange for your promises herein. For purposes of clarity, you agree that the payments and benefits specified in Section 6(a) above and elsewhere in this Agreement are in lieu of any payments or benefits that would otherwise accrue to you under the terms of your Amended and Restated Employment Agreement, or by virtue of any other understandings, agreements or contracts between you and any of the Released Parties, your employment with any Released Party and your separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with you, including but not limited to compensation, vacation, bonus, severance, on-call, paid time off, commission, incentive compensation, equity incentives, stock options, offer letters, reassignment letters, employment agreements and any other fringe benefit plans, policies or practices.
7.Cooperation.
    You agree to cooperate reasonably and in good faith with all of the Released Parties in connection with any transition matters or any defense, prosecution or investigation concerning any actual or potential litigation or administrative proceeding in which you may be involved or requested as a party, non-party or witness.
8.Right to Re-Employment Application; No Guarantee to Rehire.
    You understand that you will remain eligible to reapply to any future open positions with the Company for which you are qualified, although you understand and agree that the Company has not guaranteed that you will in any way be recalled, rehired or reinstated to employment at any time, now or ever in the future, either directly or indirectly, on a full-time, part-time, or temporary basis or as an independent contractor or consultant.
9.    Reference-Related Communications.
    (a)    You agree that, should you or any prospective employer for you desire that the Company engage in any reference-related communications, you will direct such inquiries exclusively to the Company’s Human Resources Department for confirmation only of your: (i) dates of employment and (ii) employment position. You also agree that, except for the Company’s verbal confirmation of your dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related

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communications with your past, existing or prospective employers unless compelled by a court order or other legal process. Notwithstanding the foregoing, you understand and agree that the Released Parties will remain free to internally communicate to those with a business need to know, any and all information concerning your employment history with the Company.
    (b)     You acknowledge and agree that any statements made on social media by any current or former employees or other representatives of the Company are not official statements of reference by the Company. You understand and agree that, should you wish for the Company to provide any information related to the salary and/or benefits paid or provided to you during your employment to any third party, you will provide the Company’s Human Resources Department with a written release expressly authorizing the disclosure of the same.
11.    Continuing Obligation Not to Use Any Confidential Information; and Return of All Confidential Information and Other Company Property.
(a)    You acknowledge and agree that all confidential, proprietary, trade secret and other business information belonging to the Company and/or the other Released Parties or their clients (as those terms may be further defined in your Amended and Restated Employment Agreement, which definitions are incorporated by reference herein), whether in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and/or proprietary, made or compiled by you or made available to you during the period of your employment with the Company, is and remains the sole property of the Company and the Released Parties or their clients.
(b)    You agree that you have an obligation to and warrant that, as of the date you sign this Agreement, you have made a diligent search for, and returned, all originals and all copies of all documents and records made or compiled by you and/or made available to you or provided to you during the period of your employment with the Company that contain confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. You further represent and warrant that you have not previously destroyed any such documents or information, and have not retained any copies of any such documents or information in any format for your own personal use or any other purposes for your own benefit or the benefit of any third party.
(c)    In addition to returning all originals and copies (in whatever format) of all confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, you agree that you have an obligation to and warrant that you have returned, in good condition, all other property and materials belonging to the Company and/or any of the Released Parties including, but not limited to, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, laptop computers, tablets, printers, personal digital assistants, pagers, cellular telephones and all associated accessories for technology (e.g., power cords, mouse, etc.).

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(d)    To the extent that you transferred any confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties to any personal computer equipment or other personal electronic storage devices, or have uploaded or downloaded such information to any cloud or other file sharing service to which you have access (including but not limited to Dropbox or Dropbox Free), you warrant that you have returned a true and correct electronic copy of the same to the Company and have otherwise properly disposed of such materials and fully deleted, appropriately removed and purged all electronic copies of the same from your personal computer equipment, other personal electronic devices, and any cloud or other file sharing service to which you have access in a manner reasonably performed to effectively prevent the disclosure to any third parties of any sensitive personal data and/or other confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties.
    (e)    Notwithstanding anything contained in this Agreement or in the Surviving Restrictive Covenants, you understand that nothing shall preclude you from voluntarily disclosing or discussing any matter concerning the Company and/or the Released Parties with any Governmental Agencies, whether voluntarily or pursuant to a validly-served subpoena, as more specifically set forth in Paragraph 4(c) hereof and that nothing in this Agreement or the Surviving Restrictive Covenants is intended to preclude, nor shall be construed to preclude, any statement or disclosure by you of any truthful factual information related to any sexual assault, sexual abuse or sexual harassment. Furthermore, you understand that, notwithstanding the non-disclosure obligations contained in the Surviving Restrictive Covenants, pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), nothing shall prohibit you from, and you will not be held criminally or civilly liable under any federal or state trade secret law for (1) the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and, in any such event, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, provided you file any documents containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order; or (2) the disclosure of a trade secret that is made in a lawsuit for retaliation by any of the Released Parties for reporting a suspected violation of the law: (i) in confidence, to your attorney for any such claim, or (ii) in the court proceeding, if you file any document containing the trade secret under seal and do not disclosure the trade secret, except as permitted by court order.
12.    No False or Defamatory Statements.
You represent that you have not made, and agree that you will not make, now or ever in the future, publicly or privately, verbally or in writing, any false or defamatory remarks about any of the Released Parties and/or the conduct, operations or financial condition or business practices, policies or procedures of the Released Parties to any third party, and that you have not and will not make or solicit any comments, statements, or the like to the media or to others that may be considered false or defamatory to or about any of the Released Parties.

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13.    Responsibility for Taxes.
You understand and agree that you will be solely responsible for all of your own individual tax liabilities, tax reporting obligations and consequences arising under any federal, state, local or other withholding laws or regulations, including without limitation, income, employment, social security, or other taxes, which may result from the payments and other benefits provided to you under this Agreement and hold the Released Parties harmless from and indemnify them for any and all liabilities, costs, fines, interest or penalties resulting from such laws or regulations. Additionally, you agree that the Released Parties shall not be required to pay any further sum to you, even if your tax or withholding consequences are not foreseeable to you at the time that you sign this Agreement or are ultimately assessed in a manner which you do not anticipate at the time you sign this Agreement. You agree that you have not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of any consideration under this Agreement pursuant to any federal, state, local or other income or employment, social security, or other tax or withholding laws or regulations. By signing this Agreement, you agree and confirm that none of the consideration provided herein is made in settlement of any claims of alleged sexual harassment or sexual abuse governed by I.R.C. Section 162(q).
14.     Breach and Forfeiture.
    If, in the Company’s good faith judgment, you breach any obligation under this Agreement (including but not limited to your non-disparagement obligations) and/or the Surviving Restrictive Covenants, the Company shall be entitled to the immediate repayment of the full after-tax value of all payments provided to you and/or otherwise made on your behalf under this Agreement (as defined in Section 6 above), less One Hundred and 001/00 Dollars ($100.00), which repayment you understand and agree shall not impair the validity and enforceability and/or continued enforceability of all other terms of this Agreement and the Surviving Restrictive Covenants. Should such breach occur prior to the date the Company would otherwise tender payment of the Separation Payment and provision of the COBRA Subsidy and the Outplacement Services Benefit, you agree you will forfeit any and all rights to all such payment(s) and benefits.

15.    Successors and Assigns.
You understand and agree that you may not assign this Agreement, and that it shall be binding upon you and your heirs, administrators, representatives, executors, and successors. You also understand and agree that this Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with your consent in the event of any sale, merger, share exchange, consolidation or other business reorganization. You acknowledge and agree that this Agreement shall be binding upon, and shall inure to the benefit of, the Company’s successors and assigns.
16.    No Reliance Upon Verbal Representations; Understanding of Facts; Knowing and     Voluntary Waiver.
You agree that no promises, statements or inducements have been made which caused you to sign this Agreement other than those expressly stated in writing within this Agreement. You also agree that you have signed this Agreement with full knowledge of all rights that you may have, and hereby assume the risk of any facts presently unknown to you or any mistake in fact. By signing this Agreement, you warrant that you have carefully read and fully understand all of the terms and provisions of this Agreement, you are physically and mentally competent to execute this Agreement, and that you are knowingly and voluntarily signing this Agreement of your own free

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will, act and deed. You further warrant that you have made such investigation of the facts pertaining to this Agreement and all matters contained herein as you deem necessary, desirable and appropriate, and agree that your Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission following the Effective Date of this Agreement by reason of any later discovery of new, different or additional facts.
17.    Consultation with Counsel; Reasonable Time to Consider Agreement During Review Period; Knowing and Voluntary Acceptance of this Agreement; Right and Time to Revoke; and Effective Date.
(a)    You acknowledge that, through this writing, the Company has recommended that you consult with an attorney of your own choosing before signing this Agreement, that the time afforded to you to consider the terms of this Agreement provides you with a full and fair opportunity to locate and thoroughly discuss all aspects of your rights and this Agreement with an attorney to the extent you elect to do so, and that you have, in fact, so consulted an attorney or knowingly waived the right to consult an attorney.
(b)    You understand that you have been granted a period of at least twenty-one (21) calendar days from your receipt of this Agreement to consider this Agreement before signing it, except that if the last day of that period ends on a Saturday, Sunday or holiday observed by the Company, you shall have until the conclusion of the next immediate business day (the “Review Period”). You also understand that you may use as much of the Review Period as you wish before signing this Agreement and you may voluntarily waive any portion of your Review Period as you wish, except that you may not sign and return this Agreement prior to your Termination Date. You agree that any material or immaterial changes to this Agreement made at any time will not restart the running of your Review Period and that your right to accept the terms and benefits of this Agreement will not extend beyond the expiration of the Review Period.
(c)    You may accept this Agreement by sending a signed and dated original to the Company by hand-delivery, first class U.S. mail, certified mail, or overnight mail to Optinose’s Human Resources Department, Attn: Karen E. Brophy, Chief Human Resources Officer, 1020 Stony Hill Road, Suite 300, Yardley, PA 19067, or by electronic mail to Ms. Brophy at karen.brophy@optinose.com to be received no later than the close of business on the last day of the Review Period. To the extent that you sign this Agreement and return it to the Company before the expiration of the Review Period, you warrant that you have voluntarily and knowingly waived the remainder of the Review Period and that your decision to accept a shortened period of time was not induced by any of the Released Parties through fraud, misrepresentation, a threat to withdraw the offer or alter the offer prior to the expiration of the Review Period, or by providing different terms to workers who sign releases prior the expiration of such periods.
(d)    You understand that, following your execution of the Agreement, you will have an additional period of seven (7) calendar days to revoke your acceptance of this Agreement by delivering written notification of any such revocation to the Company no later than the close of business on the seventh (7th) calendar day after you sign it, except that if the last day of that period falls on a Saturday, Sunday or holiday observed by the Company, you will have until the conclusion of the next immediate business day (the “Revocation Period”). Written notification of revocation may be delivered by hand delivery, first class U.S. mail or overnight mail sent to

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Optinose’s Human Resources Department, Attn: Karen E. Brophy, Chief Human Resources Officer, 1020 Stony Hill Road, Suite 300, Yardley, PA 19067, or by email to Ms. Brophy at karen.brophy@optinose.com provided that such written notification of revocation must be received by the Company no later than the close of business on the last day of the Revocation Period to be effective. If you timely revoke this Agreement during the Revocation Period, the Agreement will not be effective and enforceable and you will not receive any of the payments or other benefits described in Section 6 above.
(e)    The “Effective Date” used throughout this Agreement means the first (1st) calendar day after the Revocation Period expires, on which date the terms of this Agreement shall be fully effective, enforceable and non-revocable provided that you have not timely served a notice of revocation upon the Company prior to that date.
18.    Governing Law and Venue.
    This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware, exclusive of any choice of law rules. Any disputes concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state and federal courts of the Commonwealth of Pennsylvania (to the extent that subject matter jurisdiction exists only).
19.    Severability.
The terms of this Agreement are severable and shall be deemed to consist of a series of separate covenants. Should any term of this Agreement be found, declared or determined to be void, illegal, invalid or unenforceable by a court of competent jurisdiction, that term shall be modified by the court to make it enforceable and/or severed from this Agreement but all other terms shall remain in full force and effect.
20.    Proper Construction.
    This Agreement shall not be construed against the Released Parties, and any interpretation of this Agreement by the Released Parties shall be binding on the parties unless held by a court of competent jurisdiction to be arbitrary and capricious.
21.    Amendments; Copies.
    This Agreement may be modified, altered or terminated only by an express written agreement between the Company and you, which agreement must be signed by you and a duly authorized representative of the Company, and expressly reference and attach a copy of this Agreement to be effective. This Agreement may be executed in several counterparts and served via PDF email attachment or facsimile or in any other manner agreed by the parties, each of which shall be deemed an original as long as the content of the terms has not been altered.
22.    Entire Agreement.
This Agreement comprises the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter. Notwithstanding the foregoing, this Agreement shall not be construed as waiving,

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altering, modifying, supplanting or in any way changing or affecting the continued enforceability of the Surviving Restrictive Covenants, the terms of which you acknowledge and agree remain fully effective and enforceable except as expressly amended in Paragraph 11(e) hereof, and shall not be construed as waiving, altering, modifying, supplanting or in any way changing or affecting your rights or the continued enforceability of that certain Indemnification Agreement, dated October 2, 2017, between you and the Company which agreement shall survive the termination of your employment in accordance with its terms.
IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Agreement, being thirteen (13) pages in total length, plus its Exhibit A and Exhibit B.

Dated:     January 30        , 2023        /s/ Peter K. Miller
                    Peter K. Miller

                    OptiNose US, Inc.

Dated:      January 30        , 2023    By: ___/s/ Joseph C.Scodari_________________________
                     Joseph C. Scodari
Chairman of the Board

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EXHIBIT A
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is
entered into on March 2, 2022, by and between OptiNose US, Inc., a Delaware corporation (“OptiNose US”) and wholly-owned subsidiary of OptiNose, Inc. (the “Parent” and, together with OptiNose US, the “Company”), and Peter K. Miller (“Executive”).

WHEREAS, Executive currently serves as the Chief Executive Officer of the Parent and OptiNose US, pursuant to that certain Employment Agreement entered into by and between Executive and Company, dated October 12, 2017 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to replace the Existing Agreement in its entirety and to set forth the terms and conditions for the continued employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Term. Subject to the terms and provisions of this Agreement, this Agreement shall continue until Executive’s employment with the Company is terminated by the Company or by Executive. At all times, Executive’s employment with the Company is “at-will,” which means that Executive’s employment with the Company may be terminated at any time by the Company with or without “Cause” or by Executive with or without “Good Reason” (as each such term is defined below).

2.Title, Duties and Responsibilities. While Executive is employed by the Company, Executive will serve as the Chief Executive Officer of the Parent and OptiNose US and will report to the Board of Directors of the Parent (“the Board”). Executive will have such duties and responsibilities that are commensurate with Executive’s position as Chief Executive Officer and such other duties and responsibilities as are from time to time assigned to Executive by the Board. While Executive is employed by the Company, Executive will devote Executive’s full business time, energy and skill to the performance of Executive’s duties and responsibilities hereunder; provided, however, that Executive will be permitted to: (a) act as a strategic consultant for the Walgreen Company and its affiliates, and (b) serve on the board of directors of Actua Corporation. Executive shall also be permitted to devote a reasonable amount of time either during or after business hours to Outside Activities (as defined below), so long as such activities (i) do not prohibit or interfere with Executive’s performance of Executive’s duties under this Agreement, (ii) do not conflict with the business of the Company or violate any of the provisions of Section 8 herein and (iii) are approved in advance in writing by the Nominating

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and Corporate Governance Committee (which consent shall not be unreasonably withheld). For purposes of this Agreement, “Outside Activities” shall include the oversight of passive investments and activities involving professional, charitable, education, religious and other organizations (including membership on boards of for-profit and non-profit organizations). Executive shall, if requested by the Board, also serve as an officer or director of any affiliate of the Company for no additional compensation. Executive’s place of employment will be the Company’s offices in Yardley, Pennsylvania.

3.Base Salary. While Executive is employed by the Company, the Company will pay Executive a base annual salary (the “Base Salary”) at the rate of $$636,592.80 per year, paid in accordance with the usual payroll practices of the Company. Executive’s Base Salary shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior executives by the Compensation Committee of the Board (the “Compensation Committee”) or the Board.

4.Incentive Compensation. Executive shall participate in short-term and long- term incentive programs, including equity compensation programs, established by the Company for its senior level executives generally, at levels determined by the Board or the Compensation Committee. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and the Company’s performance as determined by the Board or the Compensation Committee. Any annual incentive compensation earned by Executive shall be paid on or after January 1, but not later than
March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.

(a)Discretionary Bonus. Executive will be eligible to receive an annual target cash bonus of 65% of Executive’s Base Salary (the “Target Annual Bonus”) (pro-rated for any portion of a year during which Executive is not employed by the Company) at the discretion of the Board or the Compensation Committee and contingent upon attainment of certain Company milestones and/or individual objectives as determined by the Board or the Compensation Committee. The actual annual bonus payable for any given year, if any, may be higher or lower than the Target Annual Bonus. Payment of such bonus is contingent upon continued employment with the Company at the time of payment unless otherwise specified herein or in the terms pursuant to which such bonus is granted. Executive’s Target Annual Bonus shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior executives by the Compensation Committee or the Board.

(b)Equity Incentive Compensation. Executive shall be eligible to receive annual equity awards based on the Company’s and Executive’s actual performance, as determined by the Board or the Compensation Committee. Each such equity award granted to Executive hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Board or Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.

5.Benefits and Fringes.

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(a)General. While Executive is employed by the Company, Executive will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its senior level executives, subject to the satisfaction of any eligibility requirements and any other terms and conditions of the applicable plans or policies.
(b)Vacation. Executive will also be entitled to 20 business days of annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as Executive elects with due regard to the needs of the Company.
(c)Reimbursement of Business Expenses. Upon presentation of appropriate documentation, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties and responsibilities hereunder.

6.Termination of Employment.

(a)Any termination of Executive’s employment by the Company or
Executive (other than because of Executive’s death) shall be communicated by a written notice of termination to the other party hereto in accordance with the requirements of this Agreement. Upon termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates and all powers of attorney held by the Executive arising out of or relating to such Executive’s employment with the Company shall be deemed to have been revoked.

(b)Termination upon Death. If Executive dies, then Executive’s employment with the Company shall terminate as of the date of Executive’s death, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive’s heirs, personal representatives or estate shall be entitled to the Accrued Benefits. “Accrued Benefits” means: (a) any accrued but unpaid portion of Executive’s compensation set forth in Section 3 above through the date of termination; (b) any accrued but unused vacation as of the termination date; (c) any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date (e.g., if Executive’s employment is terminated on February 1 and annual bonuses for the prior year have not been paid as of his termination date, then Executive would be eligible to receive his annual bonus for the prior year but not a bonus for the year in which the termination occurs), provided, that the termination of Executive’s employment is not for Cause or due to
Executive’s voluntary resignation (other than for Good Reason); (d) any amounts owing to Executive for reimbursements of expenses properly incurred by Executive prior to the date of his termination of employment and which are reimbursable in accordance with Section 5(c) above, with all amounts owed under each of (a), (b) and (d) payable in a lump sum no later than the Company’s first regularly scheduled payroll date that is at least ten (10) days after the date of
Executive’s termination of employment, and any amount owed under (c) payable in a lump sum when such bonuses are paid to the Company’s employees; and (e) any amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement.

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(c)Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Executive from performing the normal duties of Executive’s position on a full-time basis despite the provision, if requested, of a reasonable accommodation as that term is defined in the American with Disabilities Act. If Executive suffers a Disability and the Disability continues for a continuous period of more than three months, then the Company shall have the right to terminate Executive’s employment upon written notice to Executive, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.

(d)Termination by the Company for Cause. The Company may, upon written notice to Executive, immediately terminate Executive’s employment for Cause. “Cause” shall exist upon (i) Executive’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 8 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its affiliates), (ii) Executive’s failure to follow the reasonable instructions of the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within 30 days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within 90 business days, (iii) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, or (iv) Executive’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Executive’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of Executive’s employment for Cause, all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.

(e)Termination by the Company without Cause or by Executive for Good Reason. Except as provided in Section 6(f) below, upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non- revocation of the release described in Section 6(g) and Executive’s compliance with Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Severance Benefits”):

(i)an amount equal to 100% of the sum of Executive’s (x) Base Salary and (y) target annual cash bonus opportunity, in each case at the rate in effect on the date of termination, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period following Executive’s termination date, commencing on the first practical payroll date that occurs on or after the Release Effective Date (as defined below), provided that the initial payment will include a catch-up payment to cover the period between Executive’s termination date and the date of such first payment and the remaining amounts shall be paid over the remainder of such twelve (12) month period;

(ii)Continuation of coverage under the Company’s group health insurance plan under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) at active employee rates beginning on the first day of the month following Executive’s termination date and continuing for a period of twelve (12) months at the same level of

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coverage Executive elected during his employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Executive and his eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after the Executive’s termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Internal Revenue Code of 1986, as amended, or otherwise violate any healthcare law or regulation, then the Company shall pay to Executive an amount equal to the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for twelve (12) months, which amount shall be paid in a lump sum at the same time payments under Section 6(e)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Executive understands that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend his or his dependents’ eligibility for continuation health coverage under COBRA and agree to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Executive also understands that if he or his eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Executive will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon his COBRA election. Following the COBRA Subsidy Period, Executive and his dependents may, subject to statutory eligibility requirements, continue COBRA coverage at standard COBRA rates for the remainder of the applicable COBRA continuation period permitted by law as long as Executive and his dependents pay the full cost of such coverage in accordance with the Company’s COBRA continuation health coverage policies; and

(iii)to the extent such termination of Executive’s employment by the Company without Cause or by Executive for Good Reason occurs any time following a Change of Control transaction (and without limiting any Change of Control Severance Benefits specified in Section 6(f) below), Executive shall receive twelve (12) months of vesting acceleration with respect to all of Executive’s then-outstanding equity awards granted to Executive by the Company or assumed, continued or substituted for by the acquiring entity in such Change of Control transaction.

“Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s then position or duties, authority or responsibilities including, without limitation, Executive ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a company with a class of securities registered under Section 12(b) of the Exchange Act; (ii) the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of Chief Executive Officer, (iii) a reduction by the Company in Executive’s then-current Base Salary or Executive’s then-current Target Annual Bonus unless the salaries and target annual bonuses for all other senior executive officers are correspondingly and proportionately reduced by not greater than 15% and such reduction continues for no more than 12 months; (iv) Executive’s relocation to offices of the Company that are more than fifty (50) miles from the Company’s offices in Yardley, Pennsylvania; or (v) any action or inaction that constitutes a material breach of this Agreement by the Company. In order to invoke a termination for Good Reason, Executive must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances. In order to terminate Executive’s employment, if at all, for Good Reason, Executive must terminate

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employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.

(f)Termination by the Company without Cause or by Executive for Good Reason Following a Change of Control. Upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control, Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non-revocation of the release described in Section 6(g) and Executive’s compliance with
Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Change of Control Severance Benefits”):

(i)an amount equal to 200% of the sum of Executive’s (x) Base Salary and (y) target annual cash bonus opportunity, in each case at the rate in effect on the date of termination, payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;

(ii)an amount equal to the Executive’s pro rata annual cash bonus for the year in which the termination of employment occurs, which shall be equal to the greater of
(x) the Executive’s target annual cash bonus opportunity for the year in which termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365), and (y) an annualized amount of bonus for such year as determined by the Board in good faith based on the achievement of objectives up to the Change of Control, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). The pro rata bonus described in this Section 6(f)(ii) shall be payable in a single- lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;

(iii)Continuation of coverage under the Company’s group health insurance plan through COBRA at active employee rates beginning on the first day of the month following Executive’s termination date and continuing for a period of eighteen (18) months at the same level of coverage Executive elected during his employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Executive and his eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after his termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Code, or otherwise violate any healthcare law or regulation, then, the Company shall pay to Executive the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for eighteen (18) months, which amount shall be paid in a lump sum at the same time payments under Section 6(f)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Executive understands that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend his or his dependents’ eligibility for continuation health coverage under COBRA and agree

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to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Executive also understands that if he or his eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Executive will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon his COBRA election. In addition to providing the COBRA Subsidy and following the expiration of the COBRA Subsidy Period, the Company will pay Executive an additional lump sum, equivalent to the value of the then-in effect premium for the health insurance coverages and coverage level in which the Executive was enrolled while participating in COBRA for a period of six (6) months, less applicable income and employment taxes and withholdings (the “Additional Benefits Payment”); and

(iv)all of Executive’s then-outstanding equity awards granted to Executive by the Company shall become immediately vested.

Notwithstanding anything contained herein to the contrary, in the event that Executive is entitled to the amounts set forth in Section 6(e)(i) as a result of Executive’s termination of employment prior to a Change of Control and a Change of Control occurs within three (3)
months following Executive’s date of termination, Executive shall receive the amounts set forth in this Section 6(f), less any severance compensation paid to Executive pursuant to Section 6(e), paid in the same form and time as provided in Section 6(f), except that the amounts payable pursuant to Section 6(f)(i) shall be paid to Executive in a lump sum, within ten (10) days after the date of the Change of Control.

(g)Payment to Executive of any Severance Benefits or Change of Control Severance Benefits, as applicable, shall be conditioned on Executive’s compliance with the requirements of Section 8 hereof and Executive’s execution of a general release in favor of the Company and its affiliates in substantially the form attached hereto as Exhibit A (the “Release”) and the lapse of any revocation period specified therein with the Release not having been revoked. The Release shall be provided to Executive within three (3) days of Executive’s termination of employment. Executive will forfeit all rights to the Severance Benefits and the Change of Control Severance Benefits, as applicable, unless, within sixty (60) days of
Executive’s termination of employment, Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the
“Release Effective Date”). The Company’s obligation to pay the Severance Benefits or the Change of Control Severance Benefits, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such Severance Benefits or Change of Control Severance Benefits, as applicable. Notwithstanding anything contained herein to the contrary, in the event that the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non- qualified deferred compensation subject to Section 409A of the Code shall be paid to Executive no earlier than January 1 of the second calendar year.

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7.Section 280G.

(a)Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit Executive receives shall exceed the net after-tax benefit that Executive would receive if no such reduction was made.

(b)The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c)All determinations under this Section 7 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change of Control. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 7 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

(d)If the 280G Firm determines that one or more reductions are required under this Section 7, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part.

(e)As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Executive or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by

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Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

(f)Executive and the Company will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. For purposes of making the calculations required by this Section 7, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.Covenants.

(a)Non-Competition. So long as Executive is employed by the Company under this Agreement and for (i) the twenty-four (24) month period following the termination of Executive’s employment with the Company in the event the Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in each case, within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control or (ii) the nine (9) month period following the termination of Executive’s employment with the Company for any reason not covered by clause (i) (such applicable period, the “Restricted Period”), Executive agrees that Executive will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Company or any of its affiliates (collectively, the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that the Employer is engaged in as of the date of
Executive’s termination of employment with the Company or is actively planning to engage in as of the date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, after Executive’s termination of employment, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that the Employer engages in, shall not constitute Competition so long as Executive does not provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities.
Executive is entering into this covenant not to compete in consideration of the agreements of the Company in this Agreement, including but not limited to, the agreement of the Company to provide the severance and other benefits to Executive upon a termination of employment pursuant to Sections 6(e) and (f) hereof, as applicable.

(b)Confidentiality. Executive agrees that Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer, either while Executive is employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Employer whether the foregoing will have been obtained by Executive during Executive’s employment hereunder or otherwise. The

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foregoing will not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public or in the Employer’s industry subsequent to disclosure to Executive through no wrongful act by Executive or any of Executive’s representatives; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates at the Company’s cost with the Company in seeking a protective order or other appropriate protection of such information). The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c)Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Employer to purchase goods or services then sold by the Employer from any other person or entity.

(d)Non-Solicitation of Suppliers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Employer to any other person or entity in Competition with the Employer.

(e)Non-Solicitation of Employees. Executive recognizes that Executive will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. Executive recognizes that the information Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Employer. Executive agrees that, during the Restricted Period, Executive will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or

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recruit any employee of the Employer to leave such employment for the purpose of being employed by, or rendering services to, Executive or any person or entity unaffiliated with the Employer, or (y) convey any such confidential information or trade secrets about other employees of the Employer to any person or entity other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer. Notwithstanding the foregoing, the Company agrees that hiring any employee of the Employer who responds to a general advertisement for employment that was not specifically directed at the employees of the Employer shall not be deemed a violation of this Section 8(e).

(f)Non-Disparagement. Executive agrees that Executive will not, nor will Executive induce others to, Disparage the Employer or any of their past or present officers, directors, employees or products. Similarly, the directors and senior executives of the Employer will not, nor will they induce others to, Disparage Executive. “Disparage” will mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom Executive or the Employer, as applicable, has a business relationship that would adversely affect in any manner, as applicable: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees; or (iii) the business reputation of Executive.

(g)Inventions.

(i)Executive acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to Executive’s work with the Employer, made, developed or conceived by Executive, solely or jointly with others or with the use of any of the Employer’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that Executive performs in connection with the Employer, either while performing Executive’s duties with the Employer or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee of the Employer (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Employer, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Executive’s employment, or upon the Company’s request. Executive hereby assigns to the Company (or its designee) the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to Executive’s employment with the Employer, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s employment with the Employer, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and

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the underlying intellectual property for its benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.

(ii)In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of the Employer and Executive agrees that the Company (or its designee) will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Executive. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, Executive hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of Executive’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Company Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Employer.

(iii)To the extent that Executive is unable to assign any of Executive’s right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, Executive hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.

(iv)To the extent that any of the Company Inventions are derived by, or require use by the Employer of, any works, Inventions, or other intellectual property rights that Executive owns, which are not assigned hereby, Executive hereby grants to the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Company Inventions.

(h)Cooperation. Upon the receipt of notice from the Company (including outside counsel), Executive agrees that while employed by the Employer (for no additional compensation) and thereafter (for reasonable compensation for Executive’s time), Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Employer, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the

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Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of Executive’s employment with the Employer (or any predecessor). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.

(i)Return of Property. On the date of the termination of Executive’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive will return all property belonging to the Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).

(j)Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if Executive were to violate the provisions of this Section 8 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Executive further consents and stipulates to the entry of such injunctive relief in such court prohibiting Executive from violating the provisions of this Section 8.

(k)Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(l)Prior Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution of this Agreement or
Executive’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder.

9.Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Agreement is personal to Executive and neither the Agreement nor any rights hereunder may be assigned by Executive. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Employer” as used in this Agreement shall mean the Employer as defined in Section 8(a) of this Agreement and any successor to its business and/or assets as aforesaid. This

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Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties. Executive acknowledges that this Agreement is intended to benefit the Company, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. Both Executive and the Company further acknowledge and agree that the intended beneficiaries of this Agreement are entitled to enforce the provisions of this Agreement by seeking injunctive relief or any other appropriate remedy.

10.Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Executive to the Company to the extent any such compensation paid to Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy applicable to Executive that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

11.Arbitration; Attorneys’ Fees. Executive agrees that all disputes and controversies arising under or in connection with this Agreement, other than seeking injunctive or other equitable relief under Section 8(j), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Executive, sitting in Philadelphia, Pennsylvania or such other location agreed to by Executive and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and Executive are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on Executive and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration, except that the prevailing party shall be entitled to be indemnified for its reasonable attorneys’ fees and costs incurred in enforcing the terms of this Agreement should the other party violate any of its terms.

12.Indemnification. The Company and Executive acknowledge that they have entered into an Indemnification Agreement, dated as of October 2, 2017 (the “Indemnification Agreement”).

13.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

14.Withholding Taxes. The Company may withhold from any and all amounts payable to Executive such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

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15.Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to Executive or the Company, as the case may be, at Executive’s address set forth below or the Company’s address set forth below, or to such other names or addresses as Executive or the Company, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).

Company notices shall be delivered to:

OptiNose US Inc.
Attn: Chief Legal Officer 1020 Stony Hill Road Third Floor, Suite 300 Yardley, PA 19067

Executive notices shall be delivered to such address as shall most currently appear on the records of the Company.

16.Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, including without limitation the Existing Agreement. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.

17.Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

18.Severability. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
19.Counterparts. This Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

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20.Section 409A.

(a)The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted and construed in a manner intended to comply therewith. For purposes of this Agreement, Executive will be considered to have experienced a termination of employment only if Executive has a “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A. Whether Executive has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(b)Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A- 1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. §1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Executive shall have no right to designate the date or any payment under this Agreement.

(c)If Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Executive’s separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Executive’s separation from service, or (ii) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six- month anniversary of the date of Executive’s separation from service, or (y) Executive’s death, the Company shall pay Executive (or Executive’s estate or beneficiaries) a lump-sum payment equal to all payments delayed pursuant to the preceding sentence.

(d)If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

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(e)Notwithstanding anything in Section 6(f) hereof to the contrary, in the event that Executive is entitled to the amount set forth in Section 6(f)(i) as a result of a termination of Executive’s employment within three (3) months prior to or eighteen (18) months after the date of the Change of Control, and such Change of Control does not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, and any portion of the severance benefit payable to Executive pursuant to Section 6(e)(i) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of Executive’s termination, then such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 6(f)(i) and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 6(e)(i).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPTINOSE US, INC.

By: /s/ Ramy Mahmoud
Name: Ramy Mahmoud
Title: President and Chief Operating Officer EXECUTIVE
                         /s/ Peter K. Miller
Peter K. Miller

EXHIBIT B
CONSULTING AGREEMENT
January 30, 2023
Peter K. Miller
237 Orchard Way
Wayne, PA 19087

Dear Peter:
    This letter agreement (this “Letter Agreement”) sets forth then terms and conditions under which OptiNose US, Inc. (the “Company”) hereby engages you Peter K. Miller (“you” or “Consultant” as a consultant to the Company. By signing this letter, you accept this engagement subject to these terms and conditions.
1.Consulting Services to be Performed. During the Term (as defined below), Consultant shall provide to the Company services, advice, knowledge and know-how as requested by the Company’s Chief Executive Officer to support the Chief Executive Officer in his transfer to his position (the “Consulting Services”). Consultant shall provide the Consulting Services in a competent, diligent, professional and faithful manner and shall be available as reasonably requested, which is expected to be approximately twenty (20) hours per month. Consultant’s point-of-contact at the Company shall be Ramy A. Mahmoud, Chief Executive Officer.
2.Term and Termination.
(a)The term during which Consultant shall provide the Consulting Services hereunder (the “Term”) shall commence on February 1, 2023 and, unless earlier terminated in accordance with Section 2(b) below, continue in full force and effect until July 31, 2023. Any extension of the Term and the terms and conditions thereof shall be at the discretion of the Board of Directors of the Company (the “Board”) and subject to the advance approval of the Board.
(b)The Company may terminate this Letter Agreement, and the Term, immediately if (i) Consultant breaches any provision hereunder, (ii) Consultant does not sign and deliver that certain Separation Agreement and General Release provided to the Consultant concurrent with the termination of his employment with the Company (the “Separation Agreement”) within the time periods specified in such agreement, (iii) revokes or otherwise challenges the enforceability of the Separation Agreement, or (iv) Consultant breaches any material term of the Separation Agreement or the Surviving Restrictive Covenants (as defined in the Separation Agreement). The Consultant may terminate this Letter Agreement, and the Term, (i) upon fourteen (14) days’ prior written notice to the Company, or (ii) immediately if Company breaches any provision hereunder. If this Letter Agreement is terminated for any reason, Consultant shall only be entitled to receive the compensation described below up until the date of termination.
Separation Agreement and General Release                  Page 2

3.Compensation.
(a)Consulting Fee. The Company shall pay to the Consultant a consulting fee (the “Consulting Fee”) of $10,000 per month during the Term Consultant and shall present monthly invoices to the Company setting forth in reasonable detail the work performed during the prior one-month period and the time spent by Consultant thereon. The Company shall pay such invoices within thirty (30) days of receipt, provided that both parties agree the invoices accurately represent the work actually performed by Consultant. Any disputed amounts will be paid upon resolution between the parties. All Consulting Fees shall be paid gross of any applicable taxes required by applicable laws to be paid by Consultant in connections with fees for services of the type contemplated hereunder.
(b)Expenses. Unless otherwise part of the Consulting Services to be provided, the Company shall reimburse Consultant for reasonable and necessary business expenses for transportation, lodging and meals while traveling for Company work as per the OptiNose Business Partner Travel & Expense Reimbursement Guidance, as amended from time to time at the sole discretion of Company (“OOP Costs”). Consultant shall coordinate with the Company to make appropriate travel or meal arrangements for any work requiring travel or meals for which the Company requests Consultant to be present, and the Company shall have the right to approve in advance any and all expenses of Consultant in connection with such activity. Consultant agrees to provide properly documented expenses for reimbursement to the Company for approval and reimbursement within thirty (30) days of completion of each meeting.
(c)Equity.
(i)Any previously granted and outstanding equity awards under the OptiNose, Inc. 2010 Stock Incentive Plan (as amended and restated as of September 19, 2017) (the “Optinose Stock Incentive Plan”) issued to the Consultant during his prior employment with the Company shall continue to be eligible to vest and be exercisable during the Term, in accordance with, and subject to, the terms and conditions of the OptiNose Stock Incentive Plan and the applicable agreement for such grant. Following the end of the Term, such equity awards shall cease vesting and the unvested portion of such grants shall be forfeited. Consultant shall have the opportunity to exercise any vested equity awards until December 31, 2023. Any vested equity award not exercised within such period shall be forfeited.

For purposes of clarity, (i) other than as explicitly set forth in this Section 3 or as set forth in the Separation Agreement, Consultant shall not receive any other form of compensation from the Company during the Term and (ii) Consultant shall not receive or be entitled to any benefits, or to participate in any benefit plans of the Company while engaged as a Consultant.

4.Independent Consultant. Consultant’s engagement hereunder shall be as an independent contractor, and Consultant is not an employee, agent, representative, stockholder or partner of the Company. All the terms and condition of this Letter Agreement shall be interpreted in light of that relationship. Without limitation, Consultant shall not be entitled to any benefits, or
Separation Agreement and General Release                  Page 3

to participate in any benefit plans, available to employees of the Company including, without limitation, any life insurance, short or long-term disability coverage, or any other privileges, including, without limitation, holiday pay, vacation pay, employee cash incentive plans, stock options, 401(k) plan, or F.I.C.A/Medicare contributions, federal or state unemployment insurance, or any other benefits made available to employees of the Company. The Company shall be under no obligation to provide work for Consultant. The parties intend that Consultant shall be a self-employed individual, and Consultant shall be solely responsible for the payment of any national or local income taxes or national or local self-employment taxes arising with respect to the amounts payable hereunder. Consultant has no supranational, national, state or local law workers’ compensation rights with respect to the Consulting Services provided under this Letter Agreement. Consultant shall be responsible for any workers’ compensation insurance, if applicable.
5.Covenants. For purposes of clarity, the covenants set forth in this Section 5 do not supersede, reduce or replace the Surviving Restrictive Covenants (as defined in the Separation Agreement), and shall be in addition to and run concurrent with such other covenants.
(a)Confidentiality. During the Term and following the termination for whatever reason of this Letter Agreement, Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of the assigned duties hereunder and for the benefit of the Company, any business and technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to the Company, whether the foregoing will have been obtained by Consultant during its engagement hereunder or otherwise; provided the obligations of confidentiality and non-use with respect to Company trade secrets shall continue for so long as such information is considered a Company trade secret. The foregoing confidentiality obligations will not apply to information that (i) was known to the public prior to its disclosure to Consultant; (ii) becomes generally known to the public or in the Company’s industry subsequent to disclosure to Consultant through no wrongful act by Consultant or any of its representatives; or (iii) Consultant is required to disclose by applicable law, regulation or legal process (provided that the Company is provided with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).
(b)Non-Solicitation of Customers. Consultant agrees that during the Term of this Letter Agreement and for a period of one (1) year following its termination for whatever reason (the “Restricted Period”), it will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Company to purchase goods or services then sold by the Company from any other person or entity.
(c)Non-Solicitation of Suppliers. Consultant agrees that during the Restricted Period, it will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Company to any other person or entity in Competition with the Company.
Separation Agreement and General Release                  Page 4

(d)Non-Solicitation of Employees. Consultant possesses or has access to confidential information regarding employees of OptiNose relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of OptiNose. Consultant recognizes that the information it possesses and may possess about these employees is not generally known, is of substantial value to OptiNose in developing its business and in securing and retaining customers, and has been and will be acquired by Consultant because of its business position with OptiNose. Consultant agrees that, during the Restricted Period, it will not, (i) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of OptiNose to leave such employment for the purpose of being employed by, or rendering services to, Consultant or any person or entity unaffiliated with OptiNose, or (ii) convey any such confidential information or trade secrets about other employees of OptiNose to any person or entity other than in the course of the assigned duties hereunder and for the benefit of OptiNose.
(e)Non-Disparagement. Consultant agrees that during the Restricted Period it will not, nor will it induce others to, Disparage OptiNose or any of their past or present officers, directors, employees or products. “Disparage” means making comments or statements to the press, OptiNose’s past or present employees, officers or directors, any individual or entity with whom OptiNose has a business relationship, or any other third party that would adversely affect in any manner: (i) the conduct of the business of OptiNose (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of OptiNose, or any of its products, or its past or present officers, directors or employees.
(f)Inventions.
(ii)Consultant acknowledges and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, business or scientific processes, developments or other works of authorship, whether patentable or unpatentable, (a) that relate to the Consulting Services, made, developed or conceived by Consultant, solely or jointly with others, or with the use of any of the Company’s equipment, supplies, facilities, confidential information or trade secrets (b) suggested by any work that Consultant performs in connection with the Company, either while performing the duties with the Company or on its own time, but only insofar as they are related to the work as a consultant of the Company (collectively, “Covered Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.
(iii)Consultant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Covered Inventions, and will promptly disclose all Covered Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee), and Consultant will surrender them upon the termination or expiration of the Term, or upon the Company’s request. Consultant will assign to the Company (or its designee) Covered Inventions including all
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rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Letter Agreement, together with the right to file, in Consultant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Consultant will, at any time during and subsequent to the Term of this Letter Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to Covered Inventions and the underlying intellectual property. Consultant will also execute assignments to the Company (or its designee) of the Applications, and give the Company (or its designee) and its attorneys all reasonable assistance (including the giving of testimony) to obtain Covered Inventions and the underlying intellectual property for its benefit, all without additional compensation from the Company, but at the Company’s expense.
(iv)Covered Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company (or its designee) and Consultant agrees that the Company (or its designee) will be the sole owner of Covered Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Consultant. If Covered Inventions, or any portion thereof, are deemed not to be work made for hire, Consultant hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to Covered Inventions, including without limitation: (a) all of Consultant’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to Covered Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to Covered Inventions, to exploit and allow others to exploit Covered Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of Covered Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Consultant hereby waives any so-called “moral rights” with respect to Covered Inventions. Consultant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Consultant’s benefit by virtue of being a consultant of or other service Consultant to the Company.
(v)To the extent that Consultant is unable to assign any of his right, title or interest in any Covered Invention under applicable law, for any such Covered Invention and the underlying intellectual property rights, Consultant hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Covered Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Covered Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of Covered Invention.
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(vi)To the extent that any of Covered Inventions are derived by, or require use by the Company (or its designee) of, any works, Inventions, or other intellectual property rights that Consultant owns, which are not assigned hereby, Consultant hereby grants the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense (through various tiers), use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designee) to fully realize their ownership rights in Covered Inventions.
(g)Cooperation. Upon the receipt of written notice from the Company, Consultant agrees that while engaged by the Company and thereafter, Consultant will respond and provide information with regard to matters in which Consultant has knowledge as a result of this engagement by the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Consultant’s engagement by the Company (or any predecessor). Consultant agrees to promptly inform the Company if Consultant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Consultant also agrees to promptly inform the Company (to the extent legally permitted to do so) if asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.
(h)Return of Property. On the date of the termination of the Term for any reason (or at any time prior thereto at the Company’s request), Consultant will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
(i)Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if Consultant or Consultant was to violate the provisions of this Section 5 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Consultant and Consultant further consent and stipulate to the entry of such injunctive relief in such court prohibiting them from violating the provisions of this Section 5.
(j)Representatives. Consultant shall be responsible for ensuring that each employee, agent and representative of Consultant (if applicable) adheres to the covenants in this Section 5 as if they were personally bound hereby.
6.Survival of Provisions. The obligations contained in Sections 5 through 7 and Sections 9 through 16 of this Letter Agreement shall survive the termination or expiration of the Letter Agreement by their terms and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 6 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or
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in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, the parties agree that such restriction may and should be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
7.Indemnification. Each party (each, an “Indemnifying Party”) shall indemnify the other party for all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to third party property caused by the Indemnifying Party’s negligence and (b) any breach of this Letter Agreement by the Indemnifying Party.
8.Representations and Warranties.
(a)Authorization. Consultant represents and warrants that the execution and delivery of this Letter Agreement and the performing of the Consulting Services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which Consultant is a party to or violate any other legal restriction, including without limitation any noncompete requirement to which it is subject. Further, Consultant represents and warrants to the Company that it has received any necessary consent or authorization to enter into this Letter Agreement from any institution with which it is affiliated and from which it requires consent, express or implied, or authorization to enter into this Letter Agreement.
(b)Information. Consultant certifies that it will supply its tax identification number, as applicable, to the Company. Consultant acknowledges that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Letter Agreement.
9.Assignment. Notwithstanding anything else herein, this Letter Agreement is cannot be assigned by the Consultant. The Company may assign the Letter Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
10.Arbitration. Consultant agrees that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under Section 5(i), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Consultant, sitting in Philadelphia, Pennsylvania or such other location agreed to by Consultant and the Company, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that if the Company and Consultant are unable to agree on a single arbitrator within thirty (30) days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on
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Consultant and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.
11.Governing Law. This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
12.Entire Agreement; Amendments. This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto
13.Section Headings. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter Agreement.
14.Severability. The provisions of this Letter Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
15.Notices. All notices, requests, demands and other communications required or permitted to be given by either party in this Letter Agreement shall be in writing and shall be duly given when mailed by registered mail, postage prepaid, or sent by facsimile with confirmation of receipt to the other party at the address set forth below, or at such other address as shall have been designated by such other party by written notice:
(i)If to the Company:
OptiNose US, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067
    Attention:    Chief Executive Officer
(ii)If to Consultant:
Peter K. Miller
237 Orchard Way
Wayne, PA 19087

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16.Counterparts. This Letter Agreement may be executed in several counterparts (including via .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
[Signature Page Follows]

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    Please indicate Consultant’s agreement with the terms and conditions set forth in this Letter Agreement by signing this Letter Agreement and returning it to the Company. We look forward to Consultant’s engagement with the Company.

Very truly yours,

Company
OPTINOSE US, INC.
By:	/s/ Joseph C. Scodari
Name:	Joseph C. Scodari
Title:	Chairman of the Board

Legal Approver Initials:

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CONSULTANT
Peter K. Miller
By:	/s/ Peter K. Miller
Date:	January 30, 2023

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